DUPLICATE

DATED THIS DAY OF 12 NOV 2014 , 2014

BETWEEN

MEGA PANORAMA SDN BHD.
(Company No.: 398820-W)
("*the Vendor*")

AND

U MATRIN WORLDWIDE SDN. BHD.
(Company No.: 270883-X)
("*the Purchaser*")

SALE AND PURCHASE AGREEMENT

Vendor's Solicitors

MESSRS TEE BEE KIM & PARTNERS
Advocates & Solicitors
No. 21-4, Block E1, ,
Jalan PJU 1/42, Dataran Prima,
47301 Petaling Jaya,
Petaling Jaya
Selangor

☎: 03-7880 3868
Fax: 03-7880 2617

[Ref No: SS/2636/TBK/an]

Purchaser's Solicitors

MESSRS LEONG & CO.
Advocates & Solicitors
Suite A-2-3A, Level 4,
Menara Uncang Emas
Taman Miharja, No. 85,
Jalan Loke Yew,
55200 Kuala Lumpur

☎: 03-9200 9380
Fax: 03-9200 6380

[Ref No: LC/0121(14)/SPA(P)/BEN]

DUPLICATE

AN AGREEMENT made the day of **12 NOV 2014** 2014 BETWEEN **MEGA PANORAMA SDN. BHD. (Company No.: 398820-W)**, a company incorporated in Malaysia under the Companies Act 1965 with its registered office at 1120-a, Damansara Intan, No. 1, Jalan SS20/27, 47400 Petaling Jaya, Selangor and having business address at Lot 10, Jalan Anggerik Mokara 31/48, Kota Kemuning, Seksyen 31, 40460 Shah Alam, Selangor (hereinafter referred to as **"the Vendor"**) of the one part AND **U MATRIN WORLDWIDE SDN. BHD. (Company No.: 270883-X)**, a company incorporated in Malaysia under the Companies Act 1965 with its registered office at 32A-2A, Sunway Mas Commercial Centre, Petaling Jaya, Selangor Darul Ehsan and having business address at Lot 7.13, 7th Floor, Imbi Plazza, 28, Jalan Imbi, Kuala Lumpur Wilayah Persekutuan (hereinafter referred to as **"the Purchaser"**) of the other part.

MALAYSIA RM10.00 13.11.2014 PEJABAT SETEM CHERAS

WHEREAS

(1) The Vendor is the registered proprietor of all that parcel of land held under PM 8479 (formerly known as **HS (D) 13001 PT 14658) Mukim Petaling Daerah Kuala Lumpur Negeri Wilayah Persekutuan KL** (hereinafter referred to as **"the said Land"**) together with **one (1) unit of 4 Storey Shop Offices known as Parcel No. Unit No. 035, Type B Zone J6, Bandar Baru Seri Petaling** and bearing postal address at **No. 32, 32-1, 32-2 & 32-3, Jalan Radin Bagus 3, Bandar Baru Seri Petaling 57000 Kuala Lumpur Wilayah Persekutuan** measuring approximately ~~6,962 square metres (1,920 square feet)~~ in area (hereinafter collectively referred to as **"the said Property"**). 178.4 Meter Persegi

(2) The said Land is a leasehold property with its lease term expiring on 5th April 2110.

(3) The said Property is presently charged to CIMB Bank Berhad (13491-P) of No. 151, Jalan 2/3A, Off 12 KM, Jalan Ipoh, Batu Caves, 68100 Selangor (hereinafter referred to as **"the Chargee"**) as security for a loan granted by the Chargee to the Vendor.

(5) The Vendor has agreed to sell and the Purchaser has agreed to purchase the said Property on an "as is where is" basis free from encumbrances with vacant possession and subject further to the conditions of title whether express or implied, attached to the said Property at the price and upon the terms and conditions hereinafter appearing.

(6) The Purchaser may be applying for a loan from a financial institution to assist him/her to complete the purchase of the said Property.

(7) The Vendor is represented by **Messrs. Tee Bee Kim & Partners, Advocates & Solicitors, No. 21-4, Block E1, Jalan PJU 1/42, Dataran Prima, 47301 Petaling Jaya, Selangor Darul Ehsan (hereinafter referred to as "the Vendor's Solicitors").**

(8) The Purchaser is represented by **Messrs Leong & Co, Advocates & Solicitors, Suite A-2-3A, Level 4, Block A, Menara Uncang Emas (UE3), Taman Miharja, No. 85, Jalan Loke Yew, 55200 Kuala Lumpur** (hereinafter referred to as "the Purchaser's Solicitors").

NOW THIS AGREEMENT WITNESSETH as follows:-

1. AGREEMENT TO SELL AND PURCHASE

1.1 In consideration of the sum of **RINGGIT MALAYSIA FOUR HUNDRED SIXTY THOUSAND (RM460,000.00) only** (including the sum of Ringgit Malaysia Ninety Two Thousand (RM92,000.00) only paid as earnest deposit) now or heretofore paid to the Vendor by the Purchaser as deposit and towards account of the purchase price (the receipt

whereof the Vendor hereby acknowledges), the Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase the said Property on an "as is where is" basis free from encumbrances with vacant possession and subject further to the conditions of title whether express or implied, attached to the said Property at the price of **RINGGIT MALAYSIA FOUR MILLION SIX HUNDRED THOUSAND (RM4,600,000.00)** only (hereinafter referred to as "the Purchase Price").

2. TERMS OF PAYMENT

2.1 The balance of the Purchase Price of **RINGGIT MALAYSIA FOUR MILLION ONE HUNDRED FORTY THOUSAND (RM4,140,000.00)** only (hereinafter referred to as "the Balance Purchase Price") shall be deposited by the Purchaser with the Vendor's Solicitors as stakeholders within Three (3) months from the date of this Agreement(hereinafter referred to as "the Initial Period") PROVIDED THAT in the event of the Purchaser failing to deposit the Balance Purchase Price with the Vendor's Solicitors within the Initial Period, the Vendor shall in any event grant to the Purchaser an automatic extension period of another One (1) month (hereinafter referred to as "the Extended Period") to pay the Balance Purchase Price and in consideration thereof the Purchaser shall pay to the Vendor an agreed interest calculated at the rate of **eight per centum (8%)** per annum on the unpaid balance from the first day of the Extended Period until the date of payment of the Balance Purchase Price is deposited with the Vendor's Solicitors such interest is to be paid at the time of full settlement of the Balance Purchase Price. PROVIDED FURTHER THAT any delay exceeding fourteen (14) days caused by the Vendor or the Chargee or its Solicitors in giving any relevant undertaking(s) or document(s) or confirmation(s) reasonably required by the Purchaser or the Purchaser's Financier or their solicitors for disbursement of the loan (as hereinafter defined) shall be excluded from the computation of the Initial or Extended Period.

For the avoidance of doubt, the extension of time provided herein shall not be aggregated nor multiplied in their computation, but shall be computed concurrently, pursuant to actual delays only.

2.2 It is hereby agreed that if the Purchaser shall have obtained a loan (hereinafter referred to as "the Loan") from a licensed financial institution (hereinafter referred to as "the Purchaser's Financier") to finance or part finance the purchase of the said Property, the Purchaser shall be deemed to have complied with Clause 3.1 herein if on or before the expiry of the Initial or Extended Period:-

2.2.1 the Purchaser shall has deposited with the Vendor's Solicitors as stakeholders the difference between the Balance Purchase Price and the Loan, if any;

2.2.2 the Purchaser shall have caused the Purchaser's Financier to release such sum from the Loan as shall be sufficient to redeem the said Property from the Chargee on such terms as shall be imposed by the Chargee (if applicable); and

2.2.3 the Purchaser's Financier shall have agreed to release the Loan sum to the Vendor's Solicitors as stakeholders upon presentation of the Memorandum of Transfer in favour of the Purchaser (hereinafter referred to as "the Transfer") and the charge in favour of the Purchaser's Financier for registration at the relevant Land Office/Registry, in any event not later than the Extended Period.

PROVIDED THAT in the event that any part of the Loan is received by the Vendor's Solicitors after the expiry of the Initial Period, the Purchaser shall pay to the Vendor

interest at the rate of eight per centum (8%) per annum calculated on a day to day basis from the expiry of the Initial Period to the date of actual receipt of the Loan by the Vendor's Solicitors.

2.3 To facilitate the release of the Loan, the Vendor hereby expressly agrees that it shall as and when required by the Purchaser's Financier give an undertaking to refund the Loan to the Purchaser's Financier in the event the Transfer cannot be registered for any reasons whatsoever resulting in the charge in favour of the Purchaser's Financier cannot be registered.

3. REDEMPTION AND RELEASE OF BALANCE PURCHASE PRICE

3.1 The Vendor's Solicitors are hereby authorised to utilise the Balance Purchase Price and/or the Loan to redeem the said Property from the Chargee and to procure from them a valid and registrable Memorandum of Discharge of Charge, the duplicate of Charge, the original Issue Document of Title and all other relevant documents in respect of the said Property if applicable (hereinafter referred to as "the Vendor's Documents"). In the event the Balance Purchase Price is insufficient to redeem the said Property, the Vendor hereby undertakes to pay the deficit sum to the Vendor's Solicitors within seven (7) days from the date Vendor receives from the Vendor's Solicitors notification of the redemption sum (if applicable).

3.2 The Vendor's Solicitors shall release to the Vendor the Balance Purchase Price less the Redemption Sum (if any) upon presentation of the Transfer for registration at the relevant Land Office/Registry or upon receipt of the Loan sum from the Purchaser's Financier or upon delivery of vacant possession of the said Property by the Vendor to the Purchaser (whichever shall be later) OR in any event the Purchaser is not taking any financing then within seven (7) working days upon the receipt of the Vendor's Documents by the Purchaser's Solicitors.

3.3 Within Seven (7) days from the date of this Agreement, the Purchaser shall deposit with the Purchaser's Solicitors three (3) certified true copies each of the Purchaser's Memorandum and Articles of Association, all the Forms 24, the latest Form 44, the latest Form 49 and copies each of the Forms 34's lodged with the Registrar of Companies, a letter from the Purchaser's secretary addressed to the Purchaser's Financier confirming that the Purchaser has not created any debenture in favour of any party or in the event that the Purchaser has created any debenture, to obtain from the debenture holder a letter of disclaimer addressed to the Purchaser confirming that the Property is excluded and is not encumbered or subject to the debenture, the minute of the resolutions of the board of directors and the shareholders resolutions approving the purchase of the said Property from the Vendor in accordance with the terms herein.

3.4 Within Seven (7) days from the date of this Agreement, the Vendor shall deposit with the Vendor's Solicitors three (3) certified true copies of the Vendor's Memorandum and Articles of Association, all the Forms 24, the latest Form 44, the latest Form 49, and copies each of the Forms 34's lodged with the Registrar of Companies, the minute of the resolutions of the board of directors and the shareholders resolutions approving the sell of the said Property to the Purchaser in accordance with the terms herein.

4. MEMORANDUM OF TRANSFER AND OTHER DOCUMENTS

4.1 Simultaneously with the execution of this Agreement the Vendor and the Purchaser shall execute a valid and registrable Memorandum of Transfer and all other relevant documents

necessary for effecting the transfer of the said Property to the Purchaser and shall deposit the same with the Purchaser's Solicitors who shall present the same for adjudication of stamp duty only.

4.2 Upon the Memorandum of Transfer being adjudicated, the Purchaser shall pay the stamp duty thereon upon being notified by the Purchaser's Solicitors. Thereafter the duly stamped Memorandum of Transfer shall be held by the Purchaser's Solicitors as stakeholders and be presented to the relevant Land Office/Registry for registration or forwarded to the Purchaser's Financier's solicitors for purposes of registration upon the Purchaser having complied or being deemed to have complied with Clause 3.1 herein.

5. DEFAULT BY PURCHASER

5.1 It is hereby agreed between the parties hereto that if the Purchaser fails to comply with Clause 3 hereof the Vendor shall be entitled to forfeit the sum of **Ringgit Malaysia Four Hundred and Sixty Thousand (RM460,000.00)** only paid pursuant to Clause 1 hereof as agreed liquidated damages but the Vendor shall within fourteen (14) days upon such failure to complete refund to the Purchaser free of interest any other sum paid by the Purchaser to the Vendor towards the purchase price. Simultaneously with the payment and refund by the Vendor of all the monies hereinbefore mentioned, the Purchaser shall: -

5.1.1 return all the Vendor's Documents to the Vendor or the Vendor's Solicitors free from caveats and encumbrances and with the Vendor's interest intact (in the event that the Transfer has as at that date been stamped for ad valorem stamp duty in the full amount, the Purchaser or the Purchaser's Solicitors shall be entitled to forward the duly stamped Memorandum of Transfer to the Collector of Stamp Duty for cancellation and to secure refund of the ad valorem stamp duty so paid by the Purchaser and thereafter to forward the Memorandum of Transfer to the Vendor or the Vendor's Solicitors for cancellation);

5.1.2 redeliver vacant possession of the said Property to the Vendor in its original state and condition when it was first delivered (fair wear and tear excepted) if vacant possession of the said Property has been delivered to the Purchaser; and

5.1.3 withdraw or cause to be withdrawn at the Purchaser's own cost and expense, the caveats lodged or any encumbrances created by the Purchaser or the Financier or their solicitors against the said Property,

and thereafter this Agreement shall be deemed null and void and of no further effect and neither party hereto shall have any claim against the other and the Vendor shall be entitled at the Vendor's absolute discretion to resell the said Property either by public auction or by private contract and at such time and place and subject to such conditions and in such manner as the Vendor shall think fit without the necessity of previously tendering or offering to make any sale to the Purchaser.

6. DEFAULT BY VENDOR

6.1 It is also further agreed between the parties hereto that if the Vendor fails to comply with the Vendor's obligations under this Agreement to complete the sale herein the Purchaser shall be entitled at her absolute discretion to elect either one of the following options:-

6.1.1 to terminate this Agreement whereupon all such sums of monies paid by the

Purchaser towards the account of the purchase price including but not limited to the Deposit shall be refunded by the Vendor to the Purchaser within fourteen (14) days upon demand and the Vendor shall also be liable to pay to the Purchaser a further sum of **Ringgit Malaysia Four Hundred and Sixty Thousand (RM460,000.00)** only being the agreed liquidated damages payable by the Vendor to the Purchaser. Simultaneously with the payment and refund by the Vendor of all the monies hereinbefore mentioned, the Purchaser shall: -

6.1.1.1 return all the Vendor's Documents to the Vendor or the Vendor's Solicitors free from caveats and encumbrances and with the Vendor's interest intact (in the event that the Transfer has as at that date been stamped for ad valorem stamp duty in the full amount, the Purchaser or the Purchaser's Solicitors shall be entitled to forward the duly stamped Memorandum of Transfer to the Collector of Stamp Duty for cancellation and to secure refund of the ad valorem stamp duty so paid by the Purchaser and thereafter to forward the Memorandum of Transfer to the Vendor or the Vendor's Solicitors for cancellation);

6.1.1.2 redeliver vacant possession of the said Property to the Vendor in its original state and condition when it was first delivered (fair wear and tear excepted) if vacant possession of the said Property has been delivered to the Purchaser; and

6.1.1.3 withdraw or cause to be withdrawn at the Purchaser's own cost and expense, the caveats lodged or any encumbrances created by the Purchaser or the Financier or their solicitors against the said Property,

and thereafter this Agreement shall be deemed null and void and of no further effect and neither party hereto shall have any claim against the other and the Vendor shall be entitled at the Vendor's absolute discretion to resell the said Property either by public auction or by private contract and at such time and place and subject to such conditions and in such manner as the Vendor shall think fit without the necessity of previously tendering or offering to make any sale to the Purchaser.

6.1.2 to claim for specific performance.

7. PASSING OF RISKS

7.1 The Vendor hereby expressly agrees and confirms that any risks in respect of the said Property shall pass to the Purchaser only as from the date vacant possession of the said Property is delivered by the Vendor to the Purchaser. In the event of any damage happening to the said Property (fair wear and tear excepted) before the passing of risks stated herein, the Purchaser shall be entitled to terminate this Agreement whereupon the Vendor shall within fourteen (14) days upon receipt of the Purchaser's notice of termination refund to the Purchaser free from any interest all monies paid by the Purchaser pursuant to this Agreement. Simultaneously with the payment and refund by the Vendor of all the monies hereinbefore mentioned, the Purchaser shall: -

7.1.1 return all the Vendor's Documents to the Vendor or the Vendor's Solicitors free from caveats and encumbrances and with the Vendor's interest intact (in the event that the Transfer has as at that date been stamped for ad valorem stamp duty in the full amount, the Purchaser or the Purchaser's Solicitors shall be entitled to forward the duly stamped Memorandum of Transfer to the Collector of Stamp Duty for cancellation and to secure refund of the ad valorem stamp duty so paid by the Purchaser and thereafter to forward the Memorandum of Transfer to the Vendor or the Vendor's Solicitors for cancellation); and

7.1.2 withdraw or cause to be withdrawn at the Purchaser's own cost and expense, the caveats lodged or any encumbrances created by the Purchaser or the Financier or their solicitors against the said Property,

and thereafter this Agreement shall be deemed null and void and of no further effect and neither party hereto shall have any claim against the other and the Vendor shall be entitled at the Vendor's absolute discretion to resell the said Property either by public auction or by private contract and at such time and place and subject to such conditions and in such manner as the Vendor shall think fit without the necessity of previously tendering or offering to make any sale to the Purchaser.

8. VACANT POSSESSION

8.1 Vacant possession of the said Property shall be delivered to the Purchaser within five (5) working days as from the date the full Balance Purchase Price, late payment interest charges (if any) and apportioned outgoings have been deposited with the Vendor's Solicitors as stakeholders in accordance with the terms and conditions of this Agreement. In the event that the vacant possession is not delivered to the Purchaser by the Vendor within five (5) working days after the full Balance Purchase Price and the late payment interest charges (if any) and apportioned outgoings are deposited with the Vendor's Solicitors, the Vendor shall pay to the Purchaser an agreed interest calculated at the rate of eight per centum (8%) per annum on the Purchase Price until the date the vacant possession is delivered by the Vendor.

9. NON REGISTRATION OF DOCUMENTS

9.1 If for any reason whatsoever due to no fault of any of the parties hereto the registration of the Memorandum of Transfer over the said Property in favour of the Purchaser is rejected by the registering authority then notwithstanding any of the provisions herein contained the Vendor shall within fourteen (14) days on demand refund to the Purchaser free of interest all moneys paid by the Purchaser to the Vendor pursuant to this Agreement. Simultaneously with the payment and refund by the Vendor of all the monies hereinbefore mentioned, the Purchaser shall: -

9.1.1 return all the Vendor's Documents to the Vendor or the Vendor's Solicitors free from caveats and encumbrances and with the Vendor's interest intact (in the event that the Transfer has as at that date been stamped for ad valorem stamp duty in the full amount, the Purchaser or the Purchaser's Solicitors shall be entitled to forward the duly stamped Memorandum of Transfer to the Collector of Stamp Duty for cancellation and to secure refund of the ad valorem stamp duty so paid by the Purchaser and thereafter to forward the Memorandum of Transfer to the Vendor or the Vendor's Solicitors for cancellation);

9.1.3 redeliver vacant possession of the said Property to the Vendor in its original state and condition when it was first delivered (fair wear and tear excepted) if vacant possession of the said Property has been delivered to the Purchaser; and

9.1.4 withdraw or cause to be withdrawn at the Purchaser's own cost and expense, the caveats lodged or any encumbrances created by the Purchaser or the Financier or their solicitors against the said Property,

and thereafter this Agreement shall be deemed null and void and of no further effect and neither party hereto shall have any claim against the other and the Vendor shall be entitled at the Vendor's absolute discretion to resell the said Property either by public auction or by private contract and at such time and place and subject to such conditions and in such manner as the Vendor shall think fit without the necessity of previously tendering or offering to make any sale to the Purchaser.

10. REAL PROPERTY GAINS TAX

10.1 The parties hereto hereby covenant and agree with each other that they shall within sixty (60) days from the date of execution of this Agreement comply with the provisions of the Real Property Gains Tax Act, 1976 or any amendments or statutory modification thereof (hereinafter referred to as "the Act") by submitting the necessary prescribed forms to the Director General of Inland Revenue (hereinafter referred to as "the Director General") and comply with all necessary directives that may be issued by the Director General.

10.2 The parties hereto expressly authorise the Purchaser's Solicitors to deduct a sum equivalent to two per centum (2%) of the Purchase Price (hereinafter referred to as "the Retention Sum") from the Balance Deposit and forward the same to the Director General being payment for the Real Property Gains Tax payable by the Vendor under the provisions of the Act (hereinafter referred to as "the Tax") within sixty (60) days of the date of disposal of the said Property.

10.3 In any event, the Vendor hereby irrevocably agrees and covenant with and undertakes to keep the Purchaser fully indemnified against any tax that may be payable by the Vendor pursuant to the Act in respect of this sale of the Property including any penalty or fine or late or non-payment of any tax thereunder (if any).

11 VENDOR'S REPRESENTATIONS AND WARRANTIES

11.1 The Vendor hereby represents and warrants to the Purchaser with the intent that such representations and warranties shall remain in full force and effect until the completion of the sale and purchase transaction herein as follows:-

11.1.1 the Vendor is the legal and beneficial owner of the said Property and the Vendor has not charged, mortgaged, assigned or encumbered in any manner whatsoever the said Property or any part thereof or created or permitted to be created any lien over the said Property or part thereof except as expressly provided hereinbefore;

11.1.2 the Vendor has not entered into any agreement with any person, firm or company to sell the said Property or any part thereof or granted any lease, option, license, easement or any other right whatsoever over or in respect of the said Property or any part thereof to any person, firm or company;

11.1.3 the Vendor has punctually paid or shall pay before the Completion Date or Extended Completion Date, as maybe all quit rents, rates, water, electricity taxes and all other outgoings payable in respect of or in connection with or arising out of the said Property and has no knowledge of any event or default that could or might entitle the relevant authorities to forfeit the said Property or any part thereof;

11.1.4 the Vendor has observed and complied with all laws, regulations, rules, municipal directives, conditions, covenants, restrictions and category of land use, express or implied, binding on the said Property or otherwise howsoever in respect of the said Property; and

11.1.5 the Vendor has not been wound up nor is there presently any winding-up proceeding against the Vendor.

11.2 The above mentioned representations and warranties of the Vendor form the basis for the Purchaser entering into this Sale and Purchase Agreement and if any one or more of the representations or warranties shall be found to be untrue in any respect or if any of the recitals shall be found to be untrue in any material respect, this Agreement may be terminated by the Purchaser whereupon all monies paid by the Purchaser towards account of the Purchase Price including the Deposit shall be refunded free of interest to the Purchaser without prejudice to the right of the Purchaser to seek specific performance against the Vendor.

12 COMPULSORY ACQUISITION

12.1 The Vendor hereby confirms and declares that he/she has no notice or knowledge of any intended acquisition of the said Property (or any part thereof) by the Government or other relevant authority or authorities but if any other notification in writing or by gazette shall be found to be in existence prior to and up to the date of this Agreement or in the event that a notice of intended acquisition of the said Property (or any part thereof) is published by the government or any other relevant authority after the date of this Agreement but before the registration of the Transfer in favour of the Purchaser, the Purchaser shall have the option to elect within fourteen (14) days upon receipt of the notice of acquisition either to complete the purchase of the said Property less the acquired or gazetted portions or to terminate this Agreement failing which the Purchaser shall be bound to complete this Agreement notwithstanding the acquisition.

12.2 In the event that the Purchaser shall elect to terminate this Agreement, the Purchaser shall notify the Vendor by a written notice of such effect to the Vendor and the Vendor shall be required to refund all moneys paid by the Purchaser hereunder free from interest within fourteen (14) days from the date of such written notice by the Purchaser failing which interest at the rate of eight per centum (8%) per annum calculated on a daily basis shall accrue thereon from the day immediately following the expiry of the aforesaid fourteen (14) days period until full payment thereof by the Vendor. Simultaneously with the payment and refund by the Vendor of all the monies hereinbefore mentioned, the Purchaser shall: -

12.2.1 return all the Vendor's Documents to the Vendor or the Vendor's Solicitors free from caveats and encumbrances and with the Vendor's interest intact (in the event that the Transfer has as at that date been stamped for ad valorem stamp duty in the full amount, the Purchaser or the Purchaser's Solicitors shall be entitled to forward the duly stamped Memorandum of Transfer to the Collector of Stamp Duty for cancellation and to secure refund of the ad valorem stamp duty so paid by the Purchaser and thereafter

to forward the Memorandum of Transfer to the Vendor or the Vendor's Solicitors for cancellation);

12.2.2 redeliver vacant possession of the said Property to the Vendor in its original state and condition when it was first delivered (fair wear and tear excepted) if vacant possession of the said Property has been delivered to the Purchaser; and

12.2.3 withdraw or cause to be withdrawn at the Purchaser's own cost and expense, the caveats lodged or any encumbrances created by the Purchaser or the Financier or their solicitors against the said Property,

and thereafter this Agreement shall be deemed null and void and of no further effect and neither party hereto shall have any claim against the other and the Vendor shall be entitled at the Vendor's absolute discretion to resell the said Property either by public auction or by private contract and at such time and place and subject to such conditions and in such manner as the Vendor shall think fit without the necessity of previously tendering or offering to make any sale to the Purchaser.

12.3 In the event that the Purchaser shall elect to complete the purchase of the said Property notwithstanding any such acquisition of any part thereof the Purchaser shall be entitled to any compensation or any other moneys paid by the Government or other relevant authority or authorities for the acquired land Provided Always that the Vendor is in receipt of the Purchase Price together with late payment interest, if any.

13 ENTRY OF PRIVATE CAVEAT

13.1 The Vendor hereby expressly agrees that the Purchaser and the Purchaser's Financier shall each be entitled at any time after the execution of this Agreement at the Purchaser's cost and expense to enter a Private Caveat against the said Property until the presentation of the Transfer in favour of the Purchaser for registration PROVIDED ALWAYS that in the event that this Agreement is lawfully terminated in accordance with the terms herein or for the purpose of effecting the registration of the Transfer, the Purchaser shall at his own costs and expense withdraw or cause to be withdrawn the aforesaid Private Caveat as may have been lodged. The Purchaser shall simultaneously with the execution of the entry of private caveat execute and deposit the withdrawal of private caveat with the Purchaser's Solicitors who shall be irrevocably authorised to present the same for registration upon lawful termination of this Agreement.

14 OUTGOINGS

14.1 On the date of delivery of vacant possession of the said Property by the Vendor to the Purchaser, the Vendor shall deliver to the Purchaser documentary evidence that all outstanding outgoings in respect of the said Property have been paid.

14.2 The quit rent rates and other lawful outgoings payable in respect of the said Property to the relevant authorities shall be apportioned between the parties hereto as at the date vacant possession of the said Property is delivered by the Vendor to the Purchaser.

15 COSTS & EXPENSES

15.1 The Purchaser shall bear and pay for the stamp duties and registration fees for and in respect of this Agreement and the Memorandum of Transfer.

15.2 The solicitor's costs, stamp duties, registration fees and other costs for and in respect of the Discharge of Charge shall be borne and paid by the Vendor.

15.3 Each party hereto shall bear their own solicitors' costs for preparing this Agreement, the Memorandum of Transfer and all other documents relating thereto in respect of the sale and purchase of the said Property.

16 INSPECTION OF THE SAID PROPERTY

16.1 The said Property have been duly inspected by the Purchaser prior to execution of this Agreement. The Purchaser shall be deemed to have purchased and accepted the said Property in the conditions nature and state in which it is at the date of this Agreement. The Vendor undertakes to maintain and keep the said Property in the same condition until delivery of vacant possession, fair wear and tear excepted.

17 NOTIFICATION OF CHANGE OF OWNERSHIP OF PROPERTY

17.1 The parties hereto shall where necessary individually inform all the relevant authorities of the change of ownership of the said Property upon the completion of the sale and purchase herein and to pay all costs, expenses and penalties incidental thereto or howsoever the Vendor's Solicitors and the Purchaser Solicitors shall not be obliged to perform any of the foregoing matters.

18 TIME OF THE ESSENCE

18.1 Time whenever mentioned shall be of the essence of this Agreement.

19 BINDING EFFECT

19.1 This Agreement shall be binding upon the respective successors-in-title and permitted assigns hereto.

20 NOTICES AND DEMAND

20.1 Any notice or demand requiring to be served by any party hereto to the other party under the provisions of this Agreement shall be in writing and shall be deemed to be sufficiently served if it is given by the party or their solicitors by registered post in a letter addressed to the party to be served at their address hereinbefore mentioned or at their last known address and in such a case it shall be deemed (whether it is actually delivered or not) to have been received at the time when such letter would in the ordinary course of post be delivered.

21 INTERPRETATION

21.1 In this Agreement unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:-

21.1.1 the expressions "the Vendor" and "the Purchaser" shall include their respective heirs, personal representatives or successors-in-title, as the case may be, and where two or more persons are included in any of the aforesaid expressions this Agreement binds such persons jointly and severally;

21.1.2 words importing the masculine gender only include the feminine and neuter genders;

21.1.3 words importing the singular number only include the plural and vice versa; and

21.1.4 words applicable to human beings include any body of persons corporate or unincorporate.

22. GOODS AND SERVICES TAX, IF APPLICABLE

22.1 In the event this Agreement shall survive the Goods and Services Tax Act 2014 (hereinafter referred to as "GST Act") which will come into force on 1st April 2015 or such other date as may be applicable, whichever the case, the parties hereto agree that if Goods and Services Tax ("GST") is payable on the Purchase Price or any part of it, the Purchaser shall pay the GST to the Vendor's Solicitors within three (3) working days upon full payment of the Balance Purchase Price within the Initial Period or the Extended Period, PROVIDED ALWAYS THAT the Vendor is the registered person under the Act whereby the Vendor shall provide to the Purchaser's Solicitors the relevant documents to prove the same prior to the Initial Period.

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first abovewritten.

The Common Seal of)
Vendor was here to affixed)
in the presence of:-)
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Director Name: SIM AH HENG Name: NRIC No. NRIC No. 611223-05-5555	Director HOE WEI YING 590303-06-5032

The Common Seal of)
Purchaser was here to affixed)
in the presence of:-)
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Director Name: EU HIN CHAI NRIC No. 780422-02-5145	Director/Secretary Name: LIEW KOK HONG NRIC No. 741112-08-5175